AMENDMENT

to

DISTRIBUTION AGREEMENT

between

THE TOCQUEVILLE ALEXIS TRUST

and

LEPERCQ, DE NEUFLIZE/TOCQUEVILLE SECURITIES L.P.

AMENDMENT, dated as of February 28, 2005 (this “Amendment”), to the Distribution Agreement, dated February 28, 2003 (the “Agreement”), by and between The Tocqueville Alexis Trust, a Delaware statutory trust (the “Trust”) on behalf of its series, The Tocqueville Alexis Fund (the “Fund”), and Lepercq, De Neuflize/Tocqueville Securities L.P. (the “Distributor”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Trust on behalf of the Fund and the Distributor wish to amend the Agreement to revise the fee waiver contained in paragraph Ninth of the Agreement;

NOW, THEREFORE, for good and valuable consideration, the parties hereto hereby agree as follows:

1. Amendment of Distribution Agreement. Paragraph Ninth of the Agreement is hereby amended and restated in its entirety as follows:

“NINTH: For the services provided pursuant to this Agreement the Fund will pay to the Distributor a fee, payable monthly in arrears, at the annual rate equal to 0.25% of the Fund’s average daily net assets, provided that such fee shall be reduced to the extent necessary to result in the Fund’s expense ratio not exceeding 1.294%.”

2. Confirmation of Agreement. Except as set forth in paragraph 1 of this Amendment, the terms, conditions and agreements set forth in the Agreement are hereby ratified and confirmed and shall continue in full force and effect.

3. Applicable Law. This Amendment and the rights and obligations of the parties hereto shall be interpreted and enforced in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on the date first above written.

THE TOCQUEVILLE ALEXIS TRUST on

behalf of The Tocqueville Fund

By:   /s/ John Cassidy

         Name: John Cassidy

         Title: Treasurer

LEPERCQ, DE NEUFLIZE /TOCQUEVILLE SECURITIES L.P.

By:   /s/ Robert W. Kleinschmidt

         Name: Robert W. Kleinschmidt

         Title: President